Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 30, 2004, except for the reclassification of discontinued operations described in Note 2, as to which the date is October 3, 2005, accompanying the consolidated financial statements included in the Annual Report of clickNsettle.com, Inc. and Subsidiaries on Form 10-KSB for the fiscal year ended June 30, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statement of clickNsettle.com, Inc. and Subsidiaries on Form S-8 (File No. 333-73402, effective November 15, 2001).


/S/ GRANT THORNTON LLP

Melville, New York
October 3, 2005